Exhibit 3.44

FIRST AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT
OF
SITHE/INDEPENDENCE LLC

This First Amendment to the Limited Liability Company Agreement of Sithe/Independence LLC, dated as of January 23, 2014 (this “Amendment”), is entered into by Sithe Energies, Inc., a Delaware corporation (the “Member”), the current sole member of the Company.

W I T N E S S E T H :

WHEREAS, Sithe/Independence LLC (the “Company”) has been formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.) (the “Act”) pursuant to a Certificate of Formation of the Company, dated as of August 13, 2002 (the “Certificate of Formation”), as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on August 13, 2002, as amended, and a Limited Liability Company Agreement of the Company, dated as of August 13, 2002 (the “LLC Agreement”), made by Sithe Energies U.S.A., Inc., a Delaware corporation (the “Initial Member”), as the sole member of the Company;

WHEREAS, effective as of December 31, 2008, the Initial Member merged with and into the Member, pursuant to which the Member was the survivor of such merger and became the holder of all of the limited liability company interests in the Company (the “Merger”);

WHEREAS, although not documented or reflected by an amendment in writing to the LLC Agreement at the time of the Merger, it was intended and understood that the Member be admitted to the Company as the sole member of the Company in connection with the Merger, and that the Company would continue without dissolution upon the occurrence of the Merger;

WHEREAS, pursuant to the Act, the Company may have inadvertently dissolved in connection with the Merger if such Merger resulted in a period of time in which the Company did not have a member (the “Potential Dissolution Event”);

WHEREAS, the Member constitutes all of the current or former members of, or holders of interests in, the Company, or, in the event that the Company has dissolved in connection with the Potential Dissolution Event, the “personal representative” (within the meaning of the Act) thereof (the “Personal Representative”);

WHEREAS, no certificate of cancellation has been filed in the office of the Secretary of State with respect to the Company and the Company has in no way commenced its winding up; and

WHEREAS, the undersigned wishes to confirm and ratify the foregoing, as more particularly set forth herein.

NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and agreements contained herein, does hereby agree as follows:

1.             Confirmation and Ratification.

(a)           Notwithstanding any provision in the LLC Agreement to the contrary, the acquisition by the Member of all of the limited liability company interests in the Company pursuant to the Merger and the admission of the Member as the sole member of the Company, effective as of the effective time of the Merger (the “Effective Time”), are deemed to have occurred and are hereby ratified, approved and confirmed in all respects.

(b)           The Member hereby agrees and confirms that (i) since the Effective Time, the Member has been bound by the terms and provisions of the LLC Agreement, and (ii) since the Effective Time, the Member has been a party to the LLC Agreement.

2.             Continuation of the Company.

(a)           The Member agrees that the Merger and the admission of the Member as a substitute member of the Company was not intended to, and did not, dissolve the Company and that the business of the Company continued without dissolution.

(b)           Notwithstanding the foregoing, to the extent the Company may have inadvertently dissolved in connection with the Potential Dissolution Event, (i) as the Personal Representative, the Member hereby revokes any such dissolution of the Company, and consents to the continuation without dissolution of the Company, effective as of the occurrence of the Potential Dissolution Event, in accordance with Section 18-806 of the Act, and (ii) the Member hereby confirms that the commencement of winding up of the Company has never occurred in connection with the Potential Dissolution Event or otherwise and no action to wind up the Company has ever been taken by the Company, any member of the Company or any other person or entity.

3.             Amendment.  The LLC Agreement is hereby amended to reflect the foregoing, and all references in the LLC Agreement to the Initial Member are hereby amended to refer to the Member.

4.             Certificates.  Each of (A) the execution, delivery and filing of the Certificate of Formation with the Secretary of State by Thomas Boehlert, as an “authorized person” of the Company within the meaning of the Act, and (B) the execution, delivery and filing of the Certificate of Amendment to the Certificate of Formation, dated February 14, 2005, with the Secretary of State on February 18, 2005 by the Initial Member, as an “authorized person” of the Company within the meaning of the Act, are hereby confirmed, ratified and approved in all respects.

5.             Ratification.  Except as hereby amended, the LLC Agreement is hereby ratified and confirmed in all respects.  All actions taken by the Company following the Potential Dissolution Event are hereby ratified, approved and confirmed in all respects.  Any and all of the acts of the Initial Member or the Member, any officers of the Company or any agents of the Company, the Initial Member or the Member, whether heretofore or hereafter taken or done, are hereby ratified, approved and confirmed in all respects.

6.             Binding Effect.  This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

7.             LLC Agreement in Effect.  Except as hereby amended, the LLC Agreement shall remain in full force and effect.

8.             Governing Law.  This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws.